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                                                                    Exhibit 99.3

               TELESCAN COMPLETES ACQUISITION OF INVESTOOLS, INC.

HOUSTON, TX, AND REDWOOD CITY, CA - JUNE 3, -- Telescan Inc. (Nasdaq: TSCN), today announced that it completed its acquisition of INVESTools, Inc., developer of INVESTools.com, for approximately 2.3 million shares of Telescan common stock. The transaction was structured as a pooling of interests. NationsBanc Montgomery Securities LLC served as Telescan's financial advisor. INVESTools was represented by Business Development Advisors of San Francisco.

David Brown, Telescan Chairman and Chief Executive Officer, said, "INVESTools and Telescan is a winning combination. INVESTools, with 13,000 current subscribers and annualized revenue approaching $4 million, offers current Telescan subscribers a host of new investment advisory services from professional money managers as well as provides Telescan with increased exposure and cross-marketing opportunities. Subscribers to Telescan's financial supersite, www.wallstreetcity.com, can now participate in a unique interactive experience with investment advisors which includes email hotlines, discussion boards, live model portfolios and alert services."

"In addition, INVESTools talented, experienced marketing team and highly developed relationship marketing infrastructure will enhance the flow of investor traffic and ultimate subscribers to wallstreetcity.com. INVESTools' well-known investment advisors, its brand-name and top selling newsletters, present a huge cross-marketing opportunity through our relationships with CNBC.com and major financial services sites", Brown said.

The INVESTools website (www.investools.com) receives 300,000 unique visitors per month and provides more than 125,000 investors with a free weekly email digest of recommendations called The INVESTools Advisory. The company's premier list of content providers includes: Dan Sullivan's The Chartist, Don Rowe's The Wall Street Digest, Al Frank's The Prudent Speculator, George Putnam's The Turnaround Letter, David Fried's The Buyback Letter, and more. INVESTools integrates these advisory services with brand name research providers including Standard & Poor's, Morningstar, Market Guide, Baseline and Zacks.

Brown added, "Telescan's wallstreetcity.com currently attracts 17 million page views per month. Consistent with other acquisitions and the strategic investments we've made over the past year, we expect the addition of INVESTools to drive additional investors to both our site and those of our strategic partners, such as CNBC.com and GlobalNet Financial.com. These relationships will trigger increased revenue-share opportunities for Telescan."

Based in Houston, Texas, Telescan, Inc. (www.telescan.com) is an industry leader in providing Internet services, innovative solutions for online technology and data retrieval tools. The company develops and operates Internet sites and major online networks serving the financial, publishing, entertainment and technology-transfer industries. Telescan's Wall Street City(R) supersite (www.wallstreetcity.com) provides the most comprehensive suite of search tools, technical analysis and financial data on the Internet.




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Telescan provides private-label versions of its proprietary Internet technology to many leading financial institutions and media services companies including American Express, BPI Communications, Fidelity Investments, Standard & Poor's, Time Inc. New Media, PointCast and Playboy Enterprises, Inc.

Based in Redwood City, California, INVESTools Inc. was founded in 1994 to meet the needs of the rapidly growing number of individual investors who want quick access to self-service, high-quality investment advice at an affordable price. For two years, Barron's has ranked INVESTools.com as one of the best websites for investors (1997 and 1998). Since the service began in late-1995, INVESTools.com has registered more than 280,000 users.


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward- looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release.




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